EXHIBIT 10.13

NUVERA COMMUNICATIONS, INC.

INCENTIVE PLAN

March 12, 2026

1.

Purpose. The purpose of this Incentive Plan is to enable Nuvera Communications, Inc. to attract, motivate and retain highly qualified employees who will endeavor to achieve designated performance objectives, contributing to the overall success of the Company.

2.	Definitions. When the following terms are used in this Plan with an initial capital letter, they have the following meanings:

2.1

Affiliate – any wholly owned subsidiary of the Company or any other entity that (i) directly or indirectly through one or more intermediaries, is controlled by the Company or in which the Company has a significant equity interest, in each case as determined by the Committee, and (ii) has adopted the Plan.

2.2	Award – the grant of incentive compensation under this Plan to a Participant.

2.3	Award Agreement – the written agreement providing the terms and conditions of the Award, which may, in the discretion of the Committee, be transmitted electronically.

2.4	Award Payment – an amount payable to a Participant in cash or shares of common stock of the Company pursuant to Section 4.5 of this Plan, and subject to the terms of an Award Agreement.

2.5

Award Period – (a) a one-year Performance Period, (b) a period of three consecutive one-year Performance Periods, beginning on the Grant Date and ending on the day after the third Performance Period on which the Committee determines actual performance in relation to the Performance Goals set for the third Performance Period of the Award Period, or (c) such other period as determined by the Committee.

2.6	Base Salary –the annualized base salary paid to a Participant.

2.7	Board –the Board of Directors of Nuvera Communications, Inc.

2.8

Cause – unless otherwise defined in an employment agreement between a Participant and the Company or an Affiliate, or a Stock Incentive Agreement between a Participant and the Company under the Company’s 2017 Omnibus Stock Plan a determination by the Company that a Participant has (a) been convicted of, or pled guilty or no contest to, any felony or other criminal act involving moral turpitude or likely to cause material, including reputational, harm to the Company or Affiliate; (b) engaged in gross misconduct or any act of fraud, disloyalty or dishonesty related to or connected with the Participant’s employment; (c) willfully violated the Company’s or an Affiliate’s written policies or codes of conduct; (d) wrongfully appropriated Company or Affiliate funds or property or other breach of fiduciary duties to the Company or an Affiliate; (e) willfully and materially breached any employment agreement between Participant and the Company.

2.9	Change in Control – the definition of this term in the Company’s 2017 Omnibus Stock Plan.

2.10

Committee – the Compensation Committee of the Board or other committee of the Board as the Board may designate to have responsibility for administration of this Plan. In the event the Board does not designate a committee as responsible for the administration of this Plan, the references herein to Committee refer to the Board.

2.11	Company – Nuvera Communications, Inc., a Minnesota corporation.

2.12	Disability – a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

2.13	Eligible Employee – an employee of the Company or of an Affiliate.

2.14	Grant Date – the date each Award is granted to a Participant under this Plan.

2.15

Participant – An Eligible Employee in any other long-term incentive plan sponsored by the Company on the date this Plan is approved by the Board and any other Eligible Employee designated by the Committee as eligible to receive an Award under the Plan.

2.16	Performance Period – the Company’s fiscal year or such other 12-month period as determined by the Committee from time to time.

2.17	Performance Target(s) – the financial and other target(s) established by the Committee for a Performance Period in accordance with the terms of the Plan.

2.18	Plan – this Nuvera Communications, Inc. Incentive Plan, as it may be amended from time to time.

2.19	Section 409A – Section 409A of the Internal Revenue Code of 1986, as amended.

2.20

Termination Event– the termination of a Participant’s employment with the Company or an Affiliate for any reason, voluntarily or involuntarily, with or without Cause, including by reason of the Participant’s death, or Disability; provided, however, a Termination Event will not be deemed to occur if there is a simultaneous reemployment or continuing employment of the Participant by the Company or any Affiliate, or, in the discretion of the Committee, the Participant’s service is interrupted for any approved leaves or absence. The Committee will have the discretion to determine the effect of all matters and questions relating to whether a Termination Event has occurred, including whether a particular leave of absence constitutes a Termination Event.

3.

Administration; Authority of Committee. This Plan will be administered and interpreted by the Committee in its absolute discretion, consistent with this Plan. The Committee has the authority, subject to the terms of the Plan, to (i) select Participants, (ii) grant Awards, (iii) determine the form, amount, timing and other terms and conditions of each Award, (iv) set the Performance Period and establish the Performance Target(s) and relationship between the Performance Target(s) and Award Payments, and (v) otherwise administer the Plan. The Committee’s interpretation of the Plan and any Award Payments made or to be made under the Plan will be final and binding on all persons with an interest therein. The Committee will have the power to establish rules and regulations to administer the Plan and to amend or waive such rules and regulations.

4.	Awards.

4.1

Award Terms. – Annually, the Committee will designate Eligible Employees to be Participants in the Plan for that Award Period; determine the threshold, target and maximum amount of the potential Award Payment, which may be expressed as a percentage of Base Salary; select applicable threshold, target, and maximum Performance Target(s) for the first Performance Period of applicable Award Period; identify the weights thereof; and determine the relationship between the degree to which Performance Targets are achieved and the amount of the Award Payments. Prior to, or as soon as administratively practicable after the first day of each subsequent Performance Period in an Award Period, the Committee will select the Performance Target(s) for that Performance Period.

4.2

Award Agreements. – Each Participant will be provided an Award Agreement upon the Committee’s determination of the Award terms. Prior to, or as soon as administratively practicable after the first day of each subsequent Performance Period in an Award Period, each Participant will receive written notice of the Performance Targets for that Performance Period, which notice may be transmitted electronically.

4.3	Performance Targets.

(1)

Performance Targets will be based on one or more financial, operational or strategic performance metrics approved by the Committee. All metrics applicable to Awards will be applied in a manner consistent with usual Company practice and such rules and conditions as the Committee may establish. Financial metrics will be computed in accordance with United States generally accepted accounting principles as in effect from time to time and as applied by the Company in the preparation of its financial statements, except the Committee may provide that one or more objectively determinable adjustments are to be made to the financial metrics on which the Performance Targets are based, which may include adjustments that would cause such metrics to be considered “non-GAAP financial measures” within the meaning of Rule 101 under Regulation G promulgated by the Securities and Exchange Commission, such as excluding specified items or amounts or excluding the impact of specified unusual or nonrecurring events such as acquisitions, divestitures, restructuring activities, asset write-downs, litigation judgments or settlements, or changes in tax laws or accounting principles.

(2)

Any Performance Target may be expressed in absolute amounts, on a per share basis (basic or diluted), relative to one or more of the other strategic, operational, or financial measures, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies, indices or other external measures, and may relate to one or any combination of Company or an Affiliated or Participant performance.

4.4

Determination of Performance Target Achievement. – After the last day of each Performance Period and following completion of the Company’s fiscal year financial statement audit, the Committee will determine whether and to what extent Performance Target(s) have been attained and the corresponding value to the Participant attributable to that Performance Period, to be paid as a portion of the Award Payment. In determining whether and to what extent a Performance Target has been attained, the Committee may make adjustments based on unusual or unique circumstances or the impact of acquisitions, divestitures or other major unusual events. Participants will be notified in writing, which may be transmitted electronically, of the Committee’s determination.

4.5

Award Vesting; Payment. – An Award under this Plan will vest on the last day of the applicable Award Period. A Participant who is employed by the Company or any Affiliate through the last day of an Award Period will be eligible to receive an Award Payment, if any, which will consist of the total amount attributed to the achievement of Performance Targets in each Performance Period of the Award Period. Subject to any deferred compensation election pursuant to any such plans of the Company, the Award Payment will be made in the year following the calendar year in which the Award Period ends within ninety (90) days following the date the Company’s fiscal year financial statement audit is complete and in no event later than December 31 of such calendar year.

4.6	Other Payment Terms.

(a)

If Performance Targets are not Achieved. If Performance Targets are not achieved at the minimum level established by the Committee for any Performance Period, the Participant will not be credited with any amount of incentive compensation for that Performance Period under this plan.

(b)

Pro-ration or Forfeiture of Award Payment. Participation in the Plan ceases upon a Termination Event. Upon a Termination Event due to death or Disability during an Award Period, a Participant will be eligible to receive a pro-rated Award Payment to be determined in the discretion of the Committee. A Participant will be ineligible for an Award Payment upon a Termination Event for any other reason during an Award Period. Any Award Payments made pursuant to this Section 4.6(b) will be based on actual achievement of the Performance Target(s) as determined by the Committee at the end of the applicable Award Period, and prorated such that a Participant will be eligible to receive an Award Payment credited for any Performance Period or portion thereof prior to the Termination Event due to Death or Disability, based on the number of days in that Performance Period the Participant was employed by the Company or an Affiliate. Notwithstanding anything to the contrary in this Plan, a Participant who is terminated for Cause will not be eligible to receive any Award Payment, regardless of whether such termination occurs during or after the Award Period. Any pro-rated Award Payment will be paid at the same time as such Award Payment would have been made had the Participant remained employed for the entire Award Period. Any Award Payment under the Plan is subject to the Nuvera Communications, Inc. Clawback and Forfeiture Policy, as currently in effect.

(c)

Adjustments. The Committee is authorized at any time prior to the payment of an Award, in its discretion and based on such considerations as it deems appropriate, to adjust the amount otherwise payable to the Participant in connection with such Award.

(d)

Effect of a Change in Control. Upon a Change in Control prior to the end of an Award Period, Award Payments, if any, will be accelerated and made to Participants within 60 days following the Change in Control. The amount of the Award Payment will be calculated based on actual achievement of Performance Targets for completed Performance Periods and assuming that Performance Target(s) have been met at target levels for incomplete Performance Periods.

(e)

Delay in Payment Due to Inability of Company to Continue as a Going Concern. Payment to a Participant or beneficiary may be delayed if making the payment, would jeopardize the ability of the Company to continue as a going concern as determined in good faith by the Board. In the event of a delay, payment will be made as soon as the payment, would not jeopardize the ability of the Company to continue as a going concern.

5

Nontransferability. – Participants and beneficiaries do not have the right to assign, encumber or otherwise anticipate the payments to be made under the Plan, and the benefits provided hereunder may not be subject to seizure for payment of any debts or judgments against any Participant or any beneficiary.

6

Tax Withholding. – In order to comply with all applicable federal, provincial, state or local income tax laws or regulations, the Company or an Affiliate may take such action as it deems appropriate to ensure that all applicable federal, provincial, state or local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant.

7

Amendment. – The Committee may amend the Plan prospectively at any time and for any reason deemed sufficient by it without prior notice to any person affected by the Plan, except that no such amendment may materially impair the rights of any Participant with respect to an outstanding Award without the Participant’s consent, unless such amendment is necessary to comply with applicable law or stock exchange rules.

8.	Miscellaneous.

8.1 Effective Date. – Adopted by the Board on March 27, as the “Long-Term Incentive Plan” and amended by the Board effective March 12, 2026.

8.2 Term of the Plan. – The Plan will exist until it is terminated by the Committee, which it may do at any time. No Award will be granted after the termination of the Plan; provided, however, an Award Payment with respect to an Award Period which begins before such termination may be made thereafter.

8.3 Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. These headings may not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

8.4 Applicability to Successors. – The Plan will be binding upon and inure to the benefit of the Company and each Participant, the successors and assigns of the Company, and the beneficiaries, personal representatives and heirs of each Participant. If the Company becomes a party to any merger, consolidation or reorganization, the Plan will remain in full force and effect as an obligation of the Company or its successors in interest.

8.5	Employment Rights and Other Benefit Programs.

(a)

 Neither the Plan nor the grant of an Award gives any Participant any right to be retained in the employment of the Company or any Affiliate. The Plan does not replace any contract of employment, whether oral or written, between the Company or any Affiliate and any Participant, but is considered to be a supplement thereto.

(b)

Neither the Plan nor the grant of an Award gives any Participant a right to (i) participate in any other compensation or other employee benefit plan of the Company or an Affiliate, (ii) receive the same employee benefits as any other employee of the Company or an Affiliate, or (ii) receive any other award under this Plan.

(c)

Award Payments received by a Participant pursuant to the Plan will not be deemed a part of the Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay law of any country and will not be included in, or have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or any Affiliate unless expressly so provided by such plan, contract or arrangement, or unless the Committee expressly determines that an Award Payment or portion of an Award Payment should be included to accurately reflect competitive practices or to recognize that an Award Payment has been made in lieu of a portion of competitive cash compensation.

8.6 No Trust or Fund Created. – The Plan does not create and will not be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to the Plan, such right will be an unfunded and unsecured promise to pay money in the future, and no Participant has any rights that are greater than those of an unsecured general creditor of the Company or of any Affiliate.

8.7 No Guarantee of Tax Consequences. – Neither the Committee nor the Company or any Affiliate provides or has provided any tax advice to any Participant or any other person or makes or has made any assurance, commitment or guarantee that any federal, provincial, state, local, or other tax treatment will (or will not) apply or be available to any Participant or other person and assumes no liability with respect to any tax or associated liabilities to which any Participant or other person may be subject.

8.8	Code Section 409A.

(a)

The Plan is intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”) and will be administered and interpreted consistent with such intent. A payment under this Plan is also intended to be exempt from Section 409A as a short-term deferral to the maximum extent possible.

(b)

To the extent the Plan, Award or Award Payment made hereunder is deemed to be subject to Section 409A, an Award Payment that is payable on account of a termination of employment will be deemed to refer to the Participant’s “separation from service” within the meaning of Section 409A. If at the time of the Participant’s separation from service, the Participant is a “specified employee” as defined in Section 409A, any Award Payment will be made or provided no earlier than the first day of the seventh month following such Participant’s separation from service (or upon the Participant’s death, if earlier). In no event will the Company or Committee be responsible for any tax, penalty, interest or liability that arises as a result of a violation of Section 409A.

8.9

Governing Law. – To the extent that federal law does not otherwise control, the validity, construction and effect of the Plan or any bonus payable under the Plan will be determined in accordance with the laws of the State of Minnesota, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

8.10

Severability. – If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction such provision will be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan, such provision will be stricken as to such jurisdiction, and the remainder of the Plan remain in full force and effect.